Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 333 South Hope Street, 43rd Floor Los Angeles, California 90071-1422 213.620.1780 main 213.620.1398 fax www.sheppardmullin.com

February 21, 2013

Advanced Cell Technology, Inc. 33 Locke Drive Marlborough, Massachusetts 01752

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in connection with the filing by Advanced Cell Technology, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-3 (such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale from time to time by certain stockholders of the Company named in the Registration Statement (the “Selling Stockholders”) of up to 96,401,028 shares of the Company’s common stock, par value $0.001 (the “Shares”). The Shares to be registered pursuant to the Registration Statement are not currently outstanding but are subject to issuance upon the conversion of Amortizing Senior Secured Convertible Debentures (the “Debentures”) issued to the Selling Stockholders pursuant to the settlement agreement and mutual release dated January 11, 2013 (the “Agreement”) by and among the Company and the Selling Stockholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined the Registration Statement, the Agreement, the Debentures, the Company’s certificate of incorporation, as amended, the Company’s bylaws, as amended, and the corporate action of the Company that approved the Agreement and the issuance of the Debentures. We have examined and relied upon certificates of public officials and such other documents, records, certificates, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

As to certain matters of fact that are material to our opinion, we have relied upon certificates of officers and other representatives of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

February 21, 2013

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and limitations herein stated, we are of the opinion that the Shares, if and when issued upon conversion of the Debentures in accordance with the terms of the Debentures and sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

This opinion is expressed as of the date hereof and rendered to you solely in connection with the filing of the Registration Statement and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Respectfully submitted, /s/ Sheppard, Mullin, Richter & Hampton LLP